Exhibit 99.1

Owens & Minor Names Jonathan Leon Executive Vice President, Chief Financial Officer

RICHMOND, VA —September 23, 2024 — Owens & Minor, Inc. (NYSE: OMI), announced today that Mr. Jonathan Leon has been named Executive Vice President, Chief Financial Officer, effective immediately. Leon will maintain his corporate treasurer responsibilities while a search for his successor is underway. Mr. Leon has been with the Company since 2017, most recently serving as Interim Chief Financial Officer and Corporate Treasurer since June 2024. He will report directly to Mr. Edward Pesicka, President and Chief Executive Officer of Owens & Minor.

Mr. Leon brings more than 25 years of corporate finance, treasury and strategy experience to the role. Previously, he served as Senior Vice President and Corporate Treasurer at the Company, leading its financial operations since 2017. He was also involved in the Company’s investor relations, corporate finance, mergers and acquisitions, and corporate development efforts.

“After a comprehensive process, the Board and I unanimously agreed that Jon is the ideal candidate to serve as Owens & Minor’s next Chief Financial Officer. His extensive knowledge of the healthcare sector, financial acumen, established relationships with investors, and proven leadership capabilities will be invaluable as we continue our progress toward achieving our long-term goals outlined at our recent Investor Day,” said Mr. Pesicka.

Before joining Owens & Minor, Mr. Leon spent 18 years at The Brink’s Company, where he served as Treasurer and in several related investor relations and corporate finance roles. Mr. Leon earned a B.S. in Finance from the University of Connecticut.

About Owens & Minor

Owens & Minor, Inc. (NYSE: OMI) is a Fortune 500 global healthcare solutions company providing essential products and services that support care from the hospital to the home. For over 100 years, Owens & Minor and its affiliated brands, Apria®, Byram® and HALYARD*, have helped to make each day better for the patients, providers, and communities we serve. Powered by more than 20,000 teammates worldwide, Owens & Minor delivers comfort and confidence behind the scenes so healthcare stays at the forefront. Owens & Minor exists because every day, everywhere, Life Takes Care™. For more information about Owens & Minor and our affiliated brands, visit owens-minor.com or follow us on LinkedIn and Instagram.

CONTACT:

Investors

Alpha IR Group

Jackie Marcus or Nick Teves

OMI@alpha-ir.com

Media

Stacy Law

media@owens-minor.com

OMI-CORP

OMI-IR

SOURCE: Owens & Minor